Exhibit 21.1
LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation or Organization:
PBF Services Company LLC	Delaware
PBF Investments LLC	Delaware
Delaware City Refining Company LLC	Delaware
PBF Power Marketing LLC	Delaware
Paulsboro Refining Company LLC	Delaware
Toledo Refining Company LLC	Delaware
PBF Finance Corporation	Delaware
PBF International Inc.	Delaware
PBF Rail Logistics Company LLC	Delaware
PBF Transportation Company LLC	Delaware
Chalmette Refining, L.L.C.	Delaware
Chalmette Logistics Company LLC	Delaware
MOEM Pipeline LLC	Delaware
Collins Pipeline Company	Delaware
T&M Terminal Company	Delaware
PBF Energy Western Region LLC	Delaware
Torrance Refining Company LLC	Delaware
Torrance Logistics Company LLC	Delaware
TVP Holding Company LLC	Delaware
Torrance Basin Pipeline Company LLC	Delaware
Torrance Pipeline Company LLC	Delaware
PBF Energy Limited	British Columbia